Exhibit 99.1

November 3, 2009

Dear Valued Preferred Shareholder,

On October 30, 2009, we announced that we would seek common shareholder approval to grant each of you, as Series A and B preferred shareholders, the right to exchange preferred stock for common stock (the “Exchange Offers”). The details of the exchange program will be set forth in a formal Tender Offer Statement, which we expect to file with the Securities and Exchange Commission in the coming days.

However, I want to take a moment in advance of this filing to summarize some of the expected terms of the Exchange Offers and highlight for you some of the reasons why we believe the exchange program is important for our Company.

First, let me summarize some of the terms of the Exchange Offers, which we expect to make in the near future:

•	Each shareholder of Series A or B preferred stock will be given the right to exchange some or all of the shareholder’s preferred stock for common stock.

o	Each share of Series A preferred stock may be exchanged for shares of common stock having a value of $600 based on the volume weighted average trading price of the common stock for the five days ending on the second day before the exchange offer for the Series A preferred stock expires.

o	Each share of Series B preferred stock may be exchanged for shares of common stock having a value of $800 based on the volume weighted average trading price of the common stock for the five days ending on the second day before the exchange offer for the Series B preferred stock expires.

o	The valuation of the Series A and B preferred stock was made by the Board of Directors based on a formal fairness opinion. The Series A’s valuation was less than the Series B’s because it has a lower dividend rate.

•	The Exchange Offers are contingent on the approval of our common shareholders.

•	You will be given at least 20 business days to accept the offer once it is formally made to you.

•	If you do not accept an exchange offer in whole or in part prior to the end of the exchange period for the particular series, it will expire. We do not anticipate extending the Exchange Offers.

Please take a moment to consider the following reasons why the Exchange Offers are good for our Company:

•

The exchange program helps fortify the Company’s balance sheet by increasing its tangible common equity. This measure of financial health has become increasingly important to investors in the current economic environment.

•	The exchange program eliminates the liquidation and dividend preference of the Series A and B preferred stock that converts to common stock.

•

The foregoing factors are of significant benefit to the Company in and of themselves. However, these factors make it easier for the Company to raise capital through successful public stock offerings, the most important benefit of all.

Accepting an exchange offer may be advantageous or disadvantageous to you. Only you can make that decision. First, let me address some of the possible advantages:

•

As a result of our recent operating losses, we have negative retained earnings. This means that we cannot pay dividends on our preferred or common stock again until we accumulate positive retained earnings. Nobody can assure you when that will be. Moreover, the Series A and B preferred stock dividend is non-cumulative, which means that, if dividend payments are made in the future, the Company has no obligation to pay you any past dividends which were not declared.

•

There is no sinking fund for the retirement of the Series A and B preferred stock and it holds no redemption rights. As a result, its marketability is limited. Subject to certain risks, our common stock is currently listed with NASDAQ and is a more liquid investment than our preferred stock.

•	The price of our common stock may increase.

Of course, there are also potential disadvantages, some of which are addressed below.

•	The price of our common stock may decrease.

•

The Series A and B preferred stock carries a dividend preference over the common stock. This means that when legally permitted, the preferred stock must receive a dividend before any can be paid on the common stock. However, Series A and B unpaid dividends for prior years do not have to be made up because they are non-cumulative.

•

The Series A and B preferred stock has a liquidation preference of $1,000 per share. That means if the Company is liquidated, each share of Series A and B preferred stock must receive $1,000 before the common shareholders receive any liquidating distribution but only after the creditors and depositors are paid in full.

•	To the extent you convert to common stock, you will be giving up the liquidation and dividend preference.

These points represent only some of the relevant considerations. Your decision whether to exchange your preferred stock should be based on a thorough review of our formal Tender Offer Statement, after it has been filed.

I remain steadfastly positive about the future of our Company. The Board and management have developed a strong plan for restoring our financial health, and the proposed Exchange Offers will play a key role. I look forward to sharing more information about our efforts with you soon.

Sincerely Yours,

John A. B. “Andy” Davies, Jr.

President and Chief Executive Officer

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961. The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates thirty banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance and investment products. Shares of the Company's common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Additional Information

The tender offers described in this letter have not yet commenced. The description contained herein is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The Company will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) upon the commencement of the Exchange Offers. Eligible holders of preferred stock should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Exchange Offers.

The written materials described above and other documents filed by the Company with the SEC are or will be available (if not yet filed) free of charge from the SEC’s website at www.sec.gov. In addition, free copies of these documents may also be obtained by directing a written request to: Hampton Roads Bankshares, Inc., John A.B. Davies, Jr., President and Chief Executive Officer, Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.

Forward-Looking Statements

Certain statements in this letter may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of additional risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed and furnished to SEC.